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FOR IMMEDIATE RELEASE                                Contact: David Benoit
                                                              (248) 449-6100


KEY PLASTICS L.L.C. SEEKS
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FINANCIAL REORGANIZATION
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NOVI, MICHIGAN, March 23, 2000 - KEY PLASTICS L.L.C., one of the world's leaders in the automotive plastics industry, and certain of its domestics affiliates, today filed for voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division.

The Company also announced that it has received a proposed commitment from its lending group for up to $125 million in debtor-in-possession (DIP) financing. The DIP financing, which is subject to court approval, is expected to provide adequate funding for all post-petition trade and employee obligations, as well as the costs associated with the restructuring process. Most importantly, it will provide sufficient working capital during restructuring to allow KEY PLASTICS to maintain full operations.

"This decision will enable our company to maintain engineering and manufacturing of our products without significant interruption, while addressing the burden of our interest charges and debt amortization," said David C. Benoit, Chief Executive Officer of Key Plastics L.L.C.

"We want to emphasize that KEY PLASTICS is a viable and growing company. Our management team is focused on, and committed to, producing high quality components for the automotive sector. We expect to work constructively and garner the continued support of our employees, customers, vendors, shareholders and creditors. Their support is extremely gratifying, particularly from our customers who are referring new business and who have shown outstanding professionalism and support throughout this experience," said Benoit.

In just five years, KEY PLASTICS has grown from nine facilities in the United States and Mexico to 34 facilities in nine countries. The company has enjoyed strong growth, tripling employment since 1995 while increasing sales 200 percent over that period.

KEY PLASTICS designs and manufactures highly engineered precision plastic components and subsystems, including Interior Trim such as driver information, audio and HVAC components; Under Hood components including pressurized bottles and mass air flow housings, and Exterior Ornamentation including door handles and fuel filler doors.

The Company's World Headquarters and Technical Center is located in Novi, Michigan. Key's Novi Headquarters and Plymouth, Michigan Test and Validation Laboratory are ISO9001 certified. All of its manufacturing facilities are QS9000 certified.

This release contains certain "forward-looking statements" within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to a number of risks and uncertainties. These include, among others, the Company's ability to maintain its customer and supplier relationships, implement its program of reorganization and retain key employees; general business and economic conditions; and the business and economic conditions in the automotive plastics industry. Actual results, performance or achievements may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Key Plastics or any other person that any projected outcomes can or will be achieved.